Exhibit 99.1

Americold Realty Trust Closes Acquisition of Cloverleaf Cold Storage

ATLANTA, May 1, 2019 — Americold Realty Trust (NYSE: COLD) (the “Company” or “Americold”), the world’s largest publicly traded REIT focused on the ownership, operation and development of temperature-controlled warehouses, announced today that the Company has closed its acquisition of privately-held Chiller Holdco, LLC (“Cloverleaf Cold Storage” or “Cloverleaf”).

Under the agreement, Americold acquired a portfolio consisting of 22 facilities, of which 21 are owned and one is managed, totaling 132 million refrigerated cubic feet. Americold’s portfolio now totals over one billion refrigerated cubic feet.

BofA Merrill Lynch and Goldman Sachs & Co. LLC acted as exclusive financial advisors to Americold. King & Spalding LLP acted as legal advisor to Americold.

Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on the Company’s beliefs, assumptions and expectations of its future financial and operating performance and growth plans, taking into account the information currently available to the Company. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations of future results the Company expresses or implies in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, risks related to the integration of Cloverleaf into the Company’s business and risks related to the three expansion opportunities related to the acquisition, including failure to meet budgeted costs, timeframes or stabilized returns in respect thereof.

Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “target,” “trends,” “should,” “could,” “would,” “will” and similar expressions are intended to identify such forward-looking statements. The Company qualifies any forward-looking statements entirely by these cautionary factors. Other risks, uncertainties and factors, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2018, could cause the Company’s actual results to differ materially from those projected in any forward-looking statements the Company makes. The Company assumes no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

About Americold Realty Trust

Americold is the world’s largest publicly traded REIT focused on the ownership, operation and development of temperature-controlled warehouses. Based in Atlanta, Georgia, Americold owns and operates 155 temperature-controlled warehouses, with approximately 918.7 million refrigerated cubic feet of storage, in the United States, Australia, New Zealand, Canada, and Argentina. Americold’s facilities are an integral component of the supply chain connecting food producers, processors, distributors and retailers to consumers.

Contacts:

Americold Realty Trust

Investor Relations

Telephone: 678-459-1959

Email: investor.relations@americold.com

Sean Tetpon

Public Relations

Telephone: 404-426-0832

Email: mediarelations@americold.com